SBC Communications Inc.

SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN
OF 1988

Effective For Units of Participation
Having A Unit Start Date Of
January 1, 1988 Or Later And
Prior To January 1, 1991

Effective: January 1, 1988
As amended through April 1, 2002

SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN OF 1988

Section 1	Statement of Purpose. The purpose of the Senior Management Deferred Compensation Plan of 1988 is to provide retirement, death, or termination-of-employment benefits to a select group of management employees consisting of Eligible Employees of SBC Communications Inc. (the "Company") and its Subsidiaries ("Participating Companies").

Section 2	Definitions. For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise.

1.         Administrative Committee. "Administrative Committee" means a committee of three or more members, at least one of whom is a Senior Manager, who shall be designated by the Vice President-Human Resources to administer the Plan pursuant to Section 3.

2.         Agreement. "Agreement" means the written agreement entitled "Senior Management Deferred Compensation Plan of 1988 Agreement" (substantially in the form attached to this Plan) that shall be entered into by the Employer and a Participant with respect to each Unit of Participation to carry out the Plan with respect to such Participant.

3.        Annualized Total Unit Deferral Amount. The "Annualized Total Unit Deferral Amount" means the Total Unit Deferral Amount divided by four.

4.         Base Salary. "Base Salary" means the Participant's annual base salary before reduction pursuant to this Plan or any plan of the Employer whereby compensation is deferred, including but not limited to a plan whereby compensation is deferred in accordance with Section 401(k) of the Internal Revenue Code.

5.        Beneficiary. "Beneficiary" means the person or persons designated as such in accordance with Section 9.

6.        Board. "Board" means the Board of Directors of SBC Communications Inc.

7.        Compensation. "Compensation" means the Participant's monthly Base Salary plus any other compensation that is normally matched in the SBC Communications Inc. Savings Plan for Salaried Employees before reduction for compensation deferred pursuant to this Plan or any plan of the Employer whereby compensation is deferred, including but not limited to a plan whereby compensation is deferred in accordance with Section 401(k) of the Internal Revenue Code.

8.        Declared Rate. "Declared Rate" means with respect to any Plan Year the interest rate which will be credited during such Plan Year on a Participant's Deferred Compensation Accounts for Units of Participation which have not yet commenced benefit payments. The Declared Rate for each Plan Year will be determined by the Administrative Committee, in its complete and sole discretion, and will be announced on or before January 1 of the applicable Plan Year; provided that in no event will the Declared Rate for any Plan Year be less than the Moody's Corporate Bond Yield Average-Monthly Average Corporates as published by Moody's Investor's Service, Inc. (or any successor thereto) for the month of September before the Plan Year in question, or, if such yield is no longer published, a substantially similar average selected by the Administrative Committee.

9.        Deferral Amount. "Deferral Amount" means an amount of Base Salary deferred with respect to a Unit of Participation under this Plan.

10.        Deferred Compensation Account. "Deferred Compensation Account" means the account maintained on the books of account of the Employer for each Participant for each Unit of Participation pursuant to Section 5.1.

11.        Disability. "Disability" means a disability as defined in the SBC Communications Inc. Sickness and Accident Disability Benefit Plan or the SBC Communications Inc. Senior Management Long Term Disability Plan covering the Participant, as applicable.

12.        Intentionally Omitted.

13.        Intentionally Omitted.

14.        Intentionally Omitted.

15.        Early Retirement. "Early Retirement" means the termination of a Participant's employment with Employer for reasons other than death prior to Normal Retirement and on or after the date Participant attains age 55.

16.        Election Form. The "Election Form" means an Eligible Employee's written election to participate in the Plan with respect to each Unit of Participation in accordance with Section 4.

17.        Eligible Employee. "Eligible Employee" means an Employee of the Employer who (a) is in active service, (b) is a Senior Manager or has an employment status which has been approved by the Board or its Chairman to be eligible to participate in this Plan, and (c) who continuously maintains the employment status upon which eligibility to participate in this Plan was based.

18.        Employee. "Employee" means any person employed by the Employer on a regular full-time salaried basis.

19.        Employer. "Employer" means SBC Communications Inc. or any of its Subsidiaries.

20.        Normal Retirement. "Normal Retirement" means attainment of age 65 during a Participant's employment with Employer irrespective of whether there is a termination of Participant's employment with Employer.

21.        Participant. "Participant" means an Employee participating in the Plan in accordance with the provisions of Section 4.

22.        Plan Year. "Plan Year" means the calendar year.

23.        Projected Employer Contribution. "Projected Employer Contribution" means for purposes of computing the Pre-Retirement Survivor Benefit with respect to a Unit of Participation pursuant to Section 6.6(a), the product of (i) the Company Match Rate Expressed as a Percent* as in effect at the time of the Unit Start Date, times the Participant's annual Base Salary at the Unit Start Date minus (a) any Employer matching contribution determined as of the Unit Start Date associated with said Base Salary at the Unit Start Date which is then being contributed or is to be contributed to the Salaried Savings Plan and minus (b) any Employer matching contribution which has previously been allocated to a Unit of Participation under this or any other Employer deferred compensation plan and (ii) the number of years in the Unit Deferral Period for the Unit of Participation.

24.        Rotational Work Assignment Company (`RWAC"). shall mean Bell Communications Research, Inc. ("Bellcore"), formerly the Central Services Organization, Inc., and/or any other entity with which SBC Communications Inc. or any of its Subsidiaries may enter into an agreement to provide an employee for a rotational work assignment.

25.        Retirement Benefit Option. "Retirement Benefit Option" means with respect to any Unit of Participation the Retirement Benefit payment option described in Section 6.

26.        Senior Manager. "Senior Manager" means an individual employed by Employer in a position having a Salary Grade of 29 or above or equivalent.

27.        SBC Communications Inc. Savings Plan for Salaried Employees. "SBC Communications Inc. Savings Plan for Salaried Employees" or "Salaried Savings Plan" means the SBC Communications Inc. Savings Plan for Salaried Employees or any successor plan to such plan adopted by the Employer. Participants from any Subsidiary, permitted to participate in this Plan, shall be treated as participating in the SBC Communications Inc. Savings Plan for Salaried Employees for purposes of calculating any matching Employer contributions.

*	The Company Match Rate Expressed as a Percent means the maximum percent of salary that can be received as Employer matching contribution under the SBC Communications Inc. Savings Plan for Salaried Employees, e.g., a match of 66 2/3% of the amount of basic allotment (up to 6%) of salary results in a Company Match Rate Expressed as a Percent of .667 x 6% -- 4%.

28.        Subsidiary. A "Subsidiary" of the Company is any corporation, partnership, venture or other entity in which the Company has, either directly or indirectly, at least a 10% ownership interest.

29.        Total Unit Deferral Amount. "Total Unit Deferral Amount" means the sum of all amounts of Base Salary deferred during the Unit Deferral Period with respect to a Unit of Participation, as shown in Exhibit A of Participant's Agreement for that Unit of Participation.

30.        Unit Deferral Period. "Unit Deferral Period" means the number of months the Participant elects to reduce his Base Salary with respect to a Unit of Participation, as shown in Exhibit A of Participant's Agreement for that Unit of Participation. The Unit Deferral Period for a Unit of Participation will commence on the Unit Start Date and end upon the earliest to occur of the following: (i) the last day of the forty-eight (48) month period which commenced with the Unit Start Date, or (ii) when the Participant terminates employment, terminates the Unit of Participation or ceases to be an Eligible Employee as described in Section 6.4 of the Plan. In no event shall the Unit Deferral Period for a Unit of Participation end later than forty-eight (48) months after the Unit Start Date.

31.        Unit of Participation. "Unit of Participation" means a stated Total Unit Deferral Amount and associated Employer contributions which provide stated benefits pursuant to Section 6 in accordance with the Participant's Agreement for that Unit of Participation.

32.        Unit Start Date. "Unit Start Date" means the date for commencement of deferrals shown in Exhibit A of a Participant's Agreement for a given Unit of Participation. The Unit Start Date will be January 1, unless the Administrative Committee, in its sole discretion permits a new Participant to elect a Unit Start Date within 30 days after such Participant first becomes an Eligible Employee.

Section 3        Administration of the Plan.

The Administrative Committee shall be the sole administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions in accordance with its terms. The Administrative Committee shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrative Committee shall be final and binding.

Section 4        Participation.

4.1 Election to Commence a Unit of Participation. Any Eligible Employee may elect to commence deferral of Base Salary with respect to a Unit of Participation under the Plan by filing a completed Election Form with the Administrative Committee prior to the beginning of the Unit Start Date. Pursuant to said Election Form, the Eligible Employee shall elect a Total Unit Deferral Amount and a Unit Deferral Period to be specified in Exhibit A of Participant’s Agreement with respect to such Unit of Participation.

The combination of deferrals from all of the Participant’s Units of Participation including the Unit of Participation with respect to which the Participant is electing to commence deferrals and from Units of Participation under the SBC Communications Inc. Senior Management Deferred Compensation Plan (“SBC DCP”), must be at least six percent (6%) of Participant’s Base Salary at the Unit Start Date for the Unit of Participation with respect to which the Participant is electing to commence deferrals. A Unit of Participation shall require a minimum Annualized Total Unit Deferral Amount of $1,000. The sum of the Participant’s contributions, if any, to the SBC Communications Inc. Savings Plan for Salaried Employees plus the Annualized Total Unit Deferral Amounts for all Units of Participation under this Plan and under the SBC DCP in a given Plan Year may not exceed thirty percent (30%) of a Participant’s Compensation for that Plan Year.

4.2 Termination of Election. A Participant’s election to defer Base Salary is irrevocable upon the filing of his Election Form with the Administrative Committee, provided, however, that the election may be terminated with respect to Base Salary not yet paid by mutual agreement in writing between the Participant and the Administrative Committee. Such termination if approved shall be effective beginning the first day of the month following the execution of such mutual agreement.

Section 5        Deferred Compensation.

5.1 Deferred Compensation Account. The Administrative Committee shall establish and maintain a separate Deferred Compensation Account for each Participant for each Unit of Participation. The amount by which a Participant’s Base Salary is reduced each month pursuant to Section 4.1 and the amount of Employer contribution allocated to the Participant’s Units of Participation pursuant to Section 5.3 with respect to any Unit of Participation shall be credited by the Employer to the Participant’s Deferred Compensation Account for such Unit of Participation no later than the first day of the following month, and such Deferred Compensation Account shall be debited by the amount of any payments made by the Employer to the Participant or the Participant’s Beneficiary with respect to such Unit of Participation pursuant to this Plan.

With respect to each Unit of Participation, the Deferred Compensation Account of a Participant shall be deemed to bear interest from the date such Deferred Compensation Account was established through the date of commencement of benefit payments at a rate equal to the applicable Declared Rate for the particular Plan Year on the balance from month-to-month in such Deferred Compensation Account. Interest will be credited monthly to the Deferred Compensation Account at one-twelfth of the annual Declared Rate, compounded annually. Following the commencement of benefit payments with respect to a Unit of Participation, a Participant’s Deferred Compensation Account shall be deemed to bear interest on the balance in such Deferred Compensation Account from month-to-month at a rate equal to one-twelfth of the average of the annual Declared Rates for the five (5) Plan Years ending prior to commencement of benefit payments (or, if the Plan has been in operation for less than five (5) Plan Years, the average of the Declared Rates for all Plan Years ending prior to commencement of benefit payments).

5.2 Participant Deferrals. The Participant’s Total Unit Deferral Amount is deferred in equal amounts on a monthly basis over the Unit Deferral Period or as otherwise may be permitted by the Administrative Committee. The amount deferred each month with respect to a given Unit of Participation shall be credited by the Employer to the Participant’s Deferred Compensation Account for that Unit of Participation no later than the first day of the following month.

The Participant will be permitted to defer an additional amount equal to all or a portion of his Short Term Incentive Award. A Participant shall not be permitted to “defer” into the Plan any monies that are not compensation paid by Employer. Any additional deferrals by a Participant with respect to a given Unit of Participation shall not affect Total Unit Deferral Amount and shall not result in any change in the maximum Employer contribution pursuant to Section 5.3 for the Plan Year during which the additional deferral is made. In no event shall any such additional deferral by a Participant result in any reduction in the amounts by which the Participant’s Base Salary is reduced pursuant to Exhibit A to the Participant’s Agreement with respect to such Unit of Participation prior to completion of deferral of the Total Unit Deferral Amount for such Unit of Participation. Participant’s election to defer all or a portion of his Short Term Incentive Award shall be filed with the Administrative Committee (on a form to be provided by said Committee for such purpose) prior to the beginning of the fiscal year during which such Award is earned.

Such additional deferral amount shall be considered a separate part of Participant’s Deferred Compensation Account, shall be subject to the terms thereof except survivor benefits, and shall be paid out in the same manner as the rest of such Deferred Compensation Account.

5.3 Employer Contribution. Participation in this Plan does not preclude participation in the SBC Communications Inc. Savings Plan for Salaried Employees. For a given Plan Year, the aggregate Employer contribution to both the SBC Communications Inc. Savings Plan for Salaried Employees and this Plan on behalf of a Participant will be an amount equal to the Company Match Rate Expressed as a Percent as in effect during all or portions of that Plan year times the Participant’s Compensation as in effect during all or portions of that Plan Year which is contributed or deferred for that Plan Year by the Participant in accordance with each plan, respectively. Any such amount of Employer contribution not allocated to the SBC Communications Inc. Savings Plan for Salaried Employees will be credited to the Participant’s Deferred Compensation Accounts, as applicable. The amount or percent of a Participant’s Base Salary to be allocated to Basic Allotments in the SBC Communications Inc. Savings Plan for Salaried Employees shall be specified in Paragraph 3 of a Participant’s Agreement.

5.4 Vesting of Deferred Compensation Account. A Participant’s interest in his Deferred Compensation Account shall vest at the same rate and in the same manner as it would under the SBC Communications Inc. Savings Plan for Salaried Employees, as in effect from time to time, had both the Deferral Amount and the Employer contribution to this Plan with respect to that Deferral Amount for any given Unit of Participation been contributed instead to the SBC Communications Inc. Savings Plan for Salaried Employees. For this purpose all years of service recognized under the SBC Communications Inc. Savings Plan for Salaried Employees, for purposes of determining a Participants vested interest under that plan, shall be taken into account in determining the Participant’s vested interest under this Plan.

5.5 Valuation of Accounts. The value of a Deferred Compensation Account as of any date shall equal the amounts theretofore credited to such account plus the interest on such account credited in accordance with Section 5.1 through the day preceding such date.

5.6 Statement of Accounts. Each Participant will receive annual statements in such form as the Administrative Committee deems desirable setting forth the balance standing to the credit of each of the Participant’s Deferred Compensation Accounts.

Section 6	Retirement Benefits. Section 6 shall apply to all Units of Participation under this Plan. The benefits specified in this Section 6 shall be provided under the Retirement Benefit Option.

6.1 Normal Retirement. Upon Normal Retirement, with respect to a Unit of Participation, the Employer shall pay to the Participant an equal amount each month for one hundred eighty (180) months, beginning on the first day of the month next following the date of Normal Retirement, which will amortize over such one hundred eighty (180) equal monthly payments the sum of (a) the value of the Deferred Compensation Account for such Unit of Participation as of the date of commencement of benefit payments, plus (b) the interest that will accrue on the unpaid balance in such Deferred Compensation Account during such one hundred eighty (180) month period pursuant to Section 5.1 (“Standard Retirement Benefit”). Alternatively, a Participant may elect in the Agreement for any Unit of Participation to receive an alternative retirement benefit in lieu of the Standard Retirement Benefit (“Alternative Retirement Benefit”) for such Unit of Participation either in a lump sum payment or in sixty (60) or one hundred twenty (120) equal monthly payments, with the amount of each monthly payment to be calculated in accordance with the principle stated in the preceding sentence.

6.2 Early Retirement. Upon Early Retirement, with respect to a Unit of Participation, the Employer shall pay to the Participant an equal amount each month for one hundred eighty (180) months, beginning on the first day of the month next following the date of Early Retirement, which will amortize over such one hundred eighty (180) equal monthly payments the sum of (a) the value of the Deferred Compensation Account for such Unit of Participation as of the date of commencement of benefit payments, plus (b) the interest that will accrue on the unpaid balance in such Deferred Compensation Account during such one hundred eighty (180) month period pursuant to Section 5.1 (“Standard Retirement Benefit”). Alternatively, a Participant may elect in the Agreement for any Unit of Participation to receive an alternative retirement benefit in lieu of the Standard Retirement Benefit (“Alternative Retirement Benefit”) for such Unit of Participation either in a lump sum payment or in sixty (60) or one hundred twenty (120) equal monthly payments, with the amount of each monthly payment to be calculated in accordance with the principle stated in the preceding sentence. A Participant may further elect in the Agreement for any Unit of Participation to have the Early Retirement Benefit for such Unit of Participation commence when he attains age 65.

6.3 Provisions Relating to Manner and Time of Payments. If a Participant’s Agreement fails to show an election of a manner of payment of a Normal or Early Retirement Benefit such Participant will receive the Standard Normal or Early Retirement Benefit in accordance with Section 6.1 or Section 6.2, respectively.

In the event that a final determination shall be made by the Internal Revenue Service or any court of competent jurisdiction that by reason of Normal or Early Retirement a Participant has recognized gross income for Federal income tax purposes in excess of the Standard or Alternative Retirement Benefit actually paid by the Employer to which such gross income is attributable, the Employer shall make a lump sum payment to the Participant of the remaining balance of his Deferred Compensation Accounts for any affected Units of Participation. If a benefit is payable to a Participant pursuant to this paragraph for any Unit of Participation, no other benefits shall thereafter be payable under this Plan with respect to such Unit of Participation.

Notwithstanding any election made by the Participant, the Administrative Committee will pay the Participant’s Standard or Alternative Retirement Benefit in the form of a lump sum payment if the value of his Deferred Compensation Account for a Unit of Participation is less than $10,000 when payment of a Normal or Early Retirement Benefit with respect to the Unit of Participation would otherwise commence.

6.4 Termination Benefit.

(a)	Termination of Employment Before Attaining Age 55. Upon any termination of employment of the Participant for reasons other than death or Disability before the Participant attains age fifty-five (55), the Company shall pay to the Participant, with respect to a Unit of Participation, as compensation earned for services rendered prior to his termination of service, a lump sum equal to the vested portion of the amounts standing credited to his Deferred Compensation Account for such Unit of Participation as of the date of such termination of service ("Termination Benefit").

(b)	Termination of a Unit of Participation. A Participant may discontinue a Unit of Participation while continuing in the service of the Employer. Notwithstanding any other provision of the Plan, upon such discontinuance, the Participant shall immediately cease to be eligible for any benefits other than his Termination Benefit with respect to that Unit of Participation except as provided under Section 8.1.

No other benefit shall be payable with regard to such Unit of Participation to either the Participant or any Beneficiary of such Participant. The Participant shall continue to be credited with interest on the amounts standing credited to his Deferred Compensation Accounts as provided under Section 5.1 and to vest in such amounts as provided under Section 5.4 while he remains in employment with the Employer until payment of his Termination Benefit. However, no further Participant deferrals or Employer contributions to this Plan shall be made pursuant to Sections 5.2 or 5.3 with respect to a Unit of Participation after a Participant discontinues or terminates such Unit of Participation.

A Participant shall terminate a Unit of Participation if he terminates his election to defer Base Salary with the approval of the Administrative Committee pursuant to Section 4.2.

(c)	Loss of Eligibility. In the event that the Participant ceases to be an Eligible Employee by reason of a change to an employment status which is not eligible to participate in this Plan, except as provided under Section 8.1, the Participant shall immediately cease to be eligible for any benefits other than a modified Termination Benefit which shall consist of a lump sum equal to the vested amounts standing credited to his Deferred Compensation Accounts as of the date of such loss of eligibility, provided the Participant shall continue to be credited with interest on such amounts as provided under Section 5.1 and to vest in such amounts as provided under Section 5.4 while he remains in employment with the Employer. However, no further Participant deferrals or Employer contributions shall be made to this Plan pursuant to Sections 5.2 or 5.3 subsequent to the date of such loss of eligibility. Each such lump sum Termination Benefit shall be payable upon the Participant's termination of employment by the Employer, whether by death, Normal Retirement, Early Retirement or any other means. The provisions of this subparagraph 6.4(c) shall not apply if the Participant in his new employment status is an eligible employee under another similar deferred compensation plan of the Employer. In such event the provisions of Section 8.6 of this Plan shall apply.

(d)	No Other Benefits Payable. When a Participant terminates employment, terminates a Unit of Participation or ceases to be an Eligible Employee under circumstances in which Section 6.4(a), (b) or (c) applies, no Survivor Benefit or other benefit shall thereafter be payable under this Plan to either the Participant or any Beneficiary of the Participant with respect to such Unit of Participation except as provided under Section 8.1.

6.5 Disability. In the event that a Participant suffers a Disability, Participant deferrals and Employer contributions that otherwise would have been credited to the Deferred Compensation Accounts of the Participant in accordance with Sections 5.2 and 5.3 will continue to be credited to such Deferred Compensation Accounts at the same time and in the same amounts as they would have been credited if the Participant had not suffered a Disability for as long as he is eligible to receive monthly disability benefits equal to 100 percent of his monthly base salary at the time of his Disability. At such time as the Participant is not eligible to receive monthly disability benefits equal to 100 percent of his monthly base salary at the time of his Disability, Participant deferrals and Employer contributions that otherwise would have been credited to the Deferred Compensation Accounts of the Participant in accordance with Section 5.2 and 5.3 shall cease.

If the Participant recovers from his Disability and returns within sixty (60) days thereafter to employment with the Employer in an employment status which would make him eligible to participate in this Plan and prior to the end of the original Unit Deferral Period, the Participant shall continue or resume making deferrals, as the case may be, in accordance with Section 5.2 and the Employer shall continue or resume making contributions, as the case may be, in accordance with Section 5.3 until the end of the original Unit Deferral Period.

If the Participant recovers from his Disability, the Participant shall be treated as terminating service with the Employer on the date of his recovery, unless within sixty (60) days thereafter he returns to employment with the Employer in an employment status which makes him eligible to participate in this Plan.

If a Participant’s Disability terminates by reason of his death, the rights of his Beneficiary shall be determined pursuant to Section 6.6 as if the Participant had not been disabled but rather had been in service on the date of his death and either died or retired on such date, whichever would be most advantageous to such Beneficiary. If a Participant’s Disability terminates by reason of attainment of age 65, the Participant shall upon the attainment of age 65 be entitled to a Normal Retirement Benefit determined pursuant to Section 6.1. If a Participant’s Disability terminates by reason of the Participant’s election to take Early Retirement under the Plan, the Participant shall be treated as having an Early Retirement on the date elected by the Participant and shall be entitled to an Early Retirement Benefit determined pursuant to Section 6.2.

6.6 Survivor Benefits.

(a)	If a Participant dies while in service with the Employer (or while suffering from a Disability prior to attaining age 55) prior to eligibility for Early Retirement with respect to a Unit of Participation, upon the Participant's death the Employer will pay to the Participant's Beneficiary with respect to each Unit of Participation an amount per month, as specified in paragraph 6 of his Agreement, equal to the greater of (i) [(50% of the sum of the Total Unit Deferral Amount plus the Projected Employer Contribution for such Unit of Participation) divided by 12] or (ii) the balance in the Deferred Compensation Account (excluding any Short Term Incentive Award deferred pursuant to Section 5.2 and excluding any interest earned on the Short Term Incentive Award) divided by the number of months payments are to be made as stated below, plus interest in accordance with the interest methodology of Section 6.2. Payments are to be made for the greater of one hundred twenty (120) months or the number of months from the date of Participant's death until he would have been age 65 ("Pre-Retirement Survivor Benefit").

In addition, the Participant’s Beneficiary will receive any Short Term Incentive Award associated with such Unit of Participation, deferred pursuant to Section 5.2, plus corresponding interest earned on the Short Term Incentive Award, paid out over the same period as the Pre-Retirement Survivor Benefit and in accordance with the interest methodology of Section 6.2.

(b)	If a Participant dies while in service after eligibility for Early Retirement with respect to a Unit of Participation, but prior to commencement of payment of an Early or Normal Retirement Benefit with respect to such Unit of Participation, the Employer will pay to the Participant's Beneficiary the greater of (i) the benefit that such Participant's Beneficiary would have received with respect to such Unit of Participation had the Participant retired and commenced to receive an Early Retirement Benefit on the day prior to such Participant's death or (ii) a benefit equal to the Pre-Retirement Survivor Benefit. The Administrative Committee shall determine which benefit is greater on a present value basis using such interest rate as the Administrative Committee may determine in its sole discretion. Payments will commence upon the Participant's death, irrespective of when Early Retirement Benefit payments would have commenced if the Participant had survived. Such payments shall be made in accordance with the method of payment which the Participant had elected for payment of his Normal or Early Retirement Benefit.

(c)	If a Participant dies after Early or Normal Retirement but before commencement of payment of an Early or Normal Retirement Benefit with respect to a Unit of Participation, the Employer will pay to the Participant's Beneficiary the installments of any such benefit that such Participant's Beneficiary would have received with respect to such Unit of Participation had the Participant commenced to receive an Early or Normal Retirement Benefit on the day prior to such Participant's death. Payments will commence upon the Participant's death, irrespective of when Early or Normal Retirement Benefit payments would have commenced if the Participant had survived. Such payments shall be made in accordance with the method of payment which the Participant had elected for payment of his Normal or Early Retirement Benefit.

(d)	If a Participant dies after the commencement of payment of an Early or Normal Retirement Benefit with respect to a Unit of Participation, the Employer will pay to the Participant's Beneficiary the remaining installments of any such benefit that would have been paid to the Participant had the Participant survived.

(e)	As an additional benefit, if a Participant dies subsequent to eligibility to commence payment of a Standard or Alternative Retirement Benefit, and has a surviving spouse, the Employer shall pay to the spouse commencing on the later of (a) the sixteenth (16th) year after commencement of payment of any Standard or Alternative Retirement Benefit or (b) the first of the month following the Participant's death, an amount per month for the life of the spouse equal to sixty-six and two-thirds percent (66-2/3%) of the Standard Retirement Benefit. If the spouse is more than three (3) years younger or older than the Participant on the date of Participant's death, the amount of such benefit shall be actuarially adjusted based on standard mortality tables.

6.7 Termination with Retirement Eligibility/Involuntary Termination. Notwithstanding any other provisions of the Plan, if after November 17, 1995, a Participant’s employment terminates before the Participant attains age fifty-five, and if such termination is involuntary (which shall be deemed to include termination by reason of death), and is for a reason other than for cause (i.e., willful and gross misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or any entity in which the Company has at least a 50% ownership interest), and is on or after the date Participant is within five years of being pension eligible, i.e., would be within five years of being eligible to retire with a service pension under the rules for service pension eligibility as in effect under the SBC Pension Benefit Plan, and/or is a Senior Manager within five years of being eligible to retire with an immediate pension based on the eligibility rules of the SBC Senior Management Supplemental Retirement Income Plan, whether or not actually a participant in either such plan, then the provisions of this Section 6.7 shall govern and control with respect to the distribution of the Plan’s benefits if the benefits offered by this Section 6.7 are elected. In such case, the Participant, or the Participant’s Beneficiary(ies) if the Participant’s employment terminates by reason of the Participant’s death, may irrevocably elect in writing, in a Waiver Agreement, as described below, filed with the Company, to waive the Termination Benefit or the Pre-Retirement Survivor Benefit, as applicable, with respect to any or all Units of Participation, and in lieu of said Benefit for any such Unit, receive an “Alternative Termination Benefit”.

Such Alternative Termination Benefit for a Unit shall be the Unit as described in the Participant’s Agreement, provided in accordance with and governed in all respects by the terms of the Plan and said Agreement, except that the Plan and Agreement shall be applied with respect to such Unit as if the Participant had remained in employment and retired upon or after attaining age fifty-five, regardless of Participant’s actual termination date. For purposes of applying the Plan and the Agreement, Normal Retirement shall be the Participant’s sixty-fifth birthday and Early Retirement shall be the date specified by the Participant as Participant’s Early Retirement date, which date shall be specified at the time the waiver Agreement, as described below, is filed with the Company, and which date may be no earlier than Participant’s fifty-fifth birthday. In the event of Participant’s death prior to age fifty-five, the Alternative Termination Benefit for a Unit, whether such Benefit was elected by the Participant or Participant’s Beneficiary(ies), shall be determined, as described below, by applying the Plan and Agreement with respect to such Unit as if the Participant had died upon reaching age fifty-five.

Accordingly, notwithstanding any other provisions of the Plan, for purposes of application of this Section 6.7, in the event a Participant elects an Alternative Termination Benefit in lieu of the Termination Benefit for a Unit, or a Beneficiary(ies) elects to receive an Alternative Termination Benefit in lieu of a Pre-Retirement Survivor Benefit for a Unit, survivor benefits for such Unit shall be determined as follows: (a) If Participant dies on or after the date specified by Participant as Participant’s Early Retirement date, Participant’s Beneficiary(ies) shall receive the remaining installments of Participant’s retirement benefit; or (b) If Participant dies on or after age fifty-five but prior to the date specified by Participant as Participant’s Early Retirement date, Participant’s Beneficiary(ies) will receive survivor benefits in accordance with Section 6.6(b), i.e., the provision of the Plan that would have applied had Participant’s death actually been an in service death which occurred upon or after attainment of age fifty-five, or (c) If Participant’s death occurs prior to age fifty-five, Participant’s Beneficiary(ies) will receive at such time as Participant would have attained age fifty-five, survivor benefits in accordance with Section 6.6(b), i.e., the provision of the Plan that would have applied had Participant’s death actually been an in service death which occurred upon attainment of age fifty-five; and (d) Finally, the benefit described in Section 6.6(e) shall apply commencing on the later of the sixteenth year after commencement of payments pursuant to the Alternative Termination Benefit or the first of the month following Participant’s death.

For purposes of computing the Vested Benefits (as such term is used in rabbi trusts (“Trusts”) established by the Company for the purpose of providing for the payment of benefits under the Plan) corresponding to an Alternative Termination Benefit, for all Trust purposes, including for purposes of determining the Trust funding level applicable for such Alternative Termination Benefit, the Participant shall be treated for each such Alternative Termination Benefit Unit as if continuing in employment until age fifty-five if the Participant dies before attaining age fifty-five or until the date of Participant’s death if Participant dies after attaining age fifty-five or until reaching the Participant’s Early Retirement Date for such Unit as selected by the Participant if Participant survives until such date, i.e., the Trust funding for any such Unit and the security afforded Participant or Participant’s Beneficiary(ies) thereby shall be no different as a result of this Section 6.7 than they would have been had Participant continued in employment in the absence of this Section 6.7 and lived until at least age fifty-five.

Waiver of a Termination Benefit with respect to a Unit by a Participant, or of a Pre-Retirement Survivor Benefit with respect to a Unit by a Beneficiary(ies), and in either case, receipt of an Alternative Termination Benefit in lieu thereof, shall be conditioned upon the agreement in writing by the Participant, or Participant’s Beneficiary(ies), as applicable, at the time of Participant’s termination of employment, to provisions substantially as attached.

6.8 Termination Under EPR. Notwithstanding any other provisions of the Plan, if a Participant’s employment terminates before the Participant attains age fifty-five, and if such termination is as an EPR Terminee under the Enhanced Pension and Retirement Program (“EPR”) of the SBC Pension Benefit Plan-Nonbargained Program (“SBC PBP”) or as a Deceased Electing Employee under EPR, and is on or after the date Participant is within five years of being pension eligible, i.e., would be within five years of being eligible to retire with a service pension under the rules for service pension eligibility as in effect under the SBC PBP, and/or is a Senior Manager within five years of being eligible to retire with an immediate pension based on the eligibility rules of the SBC Supplemental Retirement Income Plan, whether or not actually a participant in either such plan, or a Participant who is age 55 or over terminates employment under EPR, then the provisions of this Section 6.8 shall govern and control with respect to the distribution of the Plan’s benefits if the benefits offered by this Section 6.8 are elected. In such case, the Participant, or the Participant’s Beneficiary(ies) if the Participant’s employment terminates by reason of the Participant’s death, may irrevocably elect in writing, in an EPR special election form filed with the Company, to waive the Termination Benefit or the Pre-Retirement Survivor Benefit or the Early Retirement Benefit, as applicable, with respect to any or all Units of Participation, and in lieu of said Benefit for any such Unit, receive an “EPR Alternative Termination Benefit”.

Such an EPR Alternative Termination Benefit for a Unit shall be the Unit as described in the Participant’s Agreement, provided in accordance with and governed in all respects by the terms of the Plan and said Agreement, except that the Plan and Agreement shall be applied with respect to such Unit, in accordance with Participant’s special EPR election form applicable to such Unit, as if the Participant had remained in employment and retired upon the Participant’s Early Retirement Date specified in his EPR special election form applicable to such Unit of Participation, regardless of Participant’s actual termination date. For purposes of applying the Plan and the Agreement, Normal Retirement shall be the Participant’s sixty-fifth birthday and Early Retirement shall be the date specified by the Participant as Participant’s Early Retirement date, which date shall be specified in Participant’s special EPR election form filed with the Company, and which date may be no earlier than Participant’s fifty-fifth birthday. In the event of Participant’s death prior to age fifty-five, the EPR Alternative Termination Benefit for a Unit, whether such Benefit was elected by the Participant or Participant’s Beneficiary(ies), shall be determined, as described below, by applying the Plan and Agreement with respect to such Unit as if the Participant had died upon or after reaching age fifty-five.

Accordingly, notwithstanding any other provisions of the Plan, for purposes of application of this Section 6.8, in the event a Participant elects an EPR Alternative Termination Benefit in lieu of the Termination Benefit or the Early Retirement Benefit for a Unit, or a Beneficiary(ies) elects to receive an EPR Alternative Termination Benefit in lieu of a Pre-Retirement Survivor Benefit for a Unit, as applicable, survivor benefits for such Unit shall be determined as follows: (a) If Participant dies on or after the date specified by Participant as Participant’s Early Retirement date, Participant’s Beneficiary(ies) shall receive the remaining installments of Participant’s retirement benefit; or (b) If Participant dies on or after age fifty-five but prior to the date specified by Participant as Participant’s Early Retirement date, Participant’s Beneficiary(ies) will receive survivor benefits in accordance with Section 6.6(b), i.e., the provision of the Plan that would have applied had Participant’s death actually been an in service death which occurred upon or after attainment of age fifty-five, or (c) If Participant’s death occurs prior to age fifty-five, Participant’s Beneficiary(ies) will receive at such time as Participant would have attained age fifty-five, survivor benefits in accordance with Section 6.6(b), i.e., the provision of the Plan that would have applied had Participant’s death actually been an in service death which occurred upon attainment of age fifty-five; and (d) Finally, the benefit described in Section 6.6(e) shall apply commencing on the later of the sixteenth year after commencement of payments pursuant to the EPR Alternative Termination Benefit or the first of the month following Participant’s death.

For purposes of computing the Vested Benefits (as such term is used in rabbi trusts (“Trusts”) established by the Company for the purpose of providing for the payment of benefits under the Plan) corresponding to an EPR Alternative Termination Benefit, for all Trust purposes, including for purposes of determining the Trust funding level applicable for such EPR Alternative Termination Benefit, the Participant shall be treated for each such EPR Alternative Termination Benefit Unit as if continuing in employment until age fifty-five if the Participant dies before attaining age fifty-five or until the date of Participant’s death if Participant dies after attaining age fifty-five or until reaching the Participant’s Early Retirement Date for such Unit as selected by the Participant if Participant survives until such date, i.e., the Trust funding for any such Unit and the security afforded Participant or Participant’s Beneficiary(ies) thereby shall be no different as a result of this Section 6.8 than they would have been had Participant continued in employment in the absence of this Section 6.8 and lived until at least age fifty-five.

Section 7        Intentionally Omitted.

Section 8        Payment of Benefits.

8.1 Intentionally Omitted.

8.2 Small Benefit. Notwithstanding any election made by the Participant, the Administrative Committee will pay any benefit in the form of a lump sum payment if the lump sum equivalent amount is less than $10,000 when payment of such benefit would otherwise commence.

8.3 Emergency Benefit. In the event that the Administrative Committee, upon written petition of the Participant, determines in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Employer shall pay to the Participant, as soon as practicable following such determination, the balance of his Deferred Compensation Accounts for one or more Units of Participation as necessary to meet the emergency (the “Emergency Benefit”). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Upon payment of an Emergency Benefit with respect to any Unit of Participation, the Unit of Participation shall thereupon terminate, and no other benefits shall be payable under the Plan to either the Participant or any Beneficiary of the Participant with respect to the Unit of Participation.

8.4 Commencement of Payments. Except as otherwise provided in this Plan, commencement of payments under this Plan shall begin sixty (60) days following the event which entitles a Participant (or a Beneficiary) to payments under the Plan, or at such earlier date as may be determined by the Administrative Committee.

8.5 Withholding; Unemployment Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder the minimum taxes required to be withheld by the federal or any state or local government.

8.6 Change in Status. In the event of a change in the employment status of a Participant to a status in which he is no longer an Eligible Employee under this Plan, but is an eligible employee under the Management Deferred Compensation Plan of 1988 or another similar deferred compensation plan of the Employer, the Participant and all of his Units of Participation under this Plan shall automatically be transferred to such other deferred compensation plan for which he is then an eligible employee, unless otherwise determined by the Administrative Committee. In the event of any such transfer, the provisions of the other deferred compensation plan to which the Participant transfers shall thereafter determine the rights and benefits of the Participant with respect to all of his Units of Participation, unless otherwise determined by the Administrative Committee. The Employer may, but shall not be required to, enter into revised Agreements with the Participant to carry out the provisions of this Section.

8.7 Transfer to RWAC. Effective August 1, 1990, if a Participant transfers to a RWAC prior to completion of a Unit of Participation, deferrals which would otherwise have been made by the Participant in accordance with Section 5.2 shall continue to be made by the Employer until the Participant resumes employment with the Employer but for a maximum period not to exceed 5 years. Contributions which would have been made by the Employer in accordance with Section 5.3 shall also continue to be made by the Employer during such period as Participant contributions are continued in accordance with the preceding sentence. Benefits applicable during the period of employment at a RWAC (not to exceed 5 years) and the methods used for crediting the Deferred Compensation Account and repaying amounts contributed by the Employer and reducing the Normal Retirement or Early Retirement Benefit paid to the Participant or his Beneficiary shall be the same as those applicable pursuant to Section 6.7 in the case of Disability, i.e., employment at a RWAC shall be deemed a Disability for the purpose of making determinations pursuant to Section 6.7. If the Participant has not resumed employment with the Employer or has not completed a Unit of Participation as result of Employer Contributions within 5 years from date of transfer, a Termination Benefit based on the amounts credited to the Participant’s Deferred Compensation Account at the date of transfer shall be paid upon termination of employment with a RWAC or the expiration of such 5 year period whichever is earlier.

8.8 Leave of Absence. If a Participant absents himself from employment on a formally granted leave of absence (i.e., the absence is with formal permission in order to prevent a break in the continuity of the Employee’s term of employment which permission is granted in conformity with the rules of the Employer which employs the individual, as adopted from time to time), all of the Participant’s Units of Participation shall automatically be frozen upon such leave of absence, unless otherwise determined by the Administrative Committee. No Participant deferrals or Employer contributions shall be made during the leave of absence. However, during the leave of absence (for a period not to exceed six (6) months), the Participant shall continue to be credited with interest on his Deferred Compensation Accounts as provided under Section 5.1 and to vest in such amounts as provided under Section 5.4, and all benefits shall continue to be payable to the Participant and his Beneficiaries in accordance with Section 6 hereof, except in the case of a political leave (i.e., to campaign for or serve when elected to a political office, to serve if appointed to public office or for non-candidate employees to participate in campaigns of candidates for political office). In the case of such a political leave, except as provided under Section 8.1, the only benefit payable if the Participant dies during such leave shall be a Termination Benefit based on the amounts credited to the Participant’s Deferred Compensation Accounts, which shall be payable to the Participant’s Beneficiary. If the Participant returns to employment with the Employer in an employment status which makes him eligible to participate in this Plan within six (6) months from commencement of the leave of absence, Participant deferrals and Employer contributions will resume until the end of the original Unit Deferral Period. If the Participant has not resumed employment with the Employer in an employment status which makes him eligible to participate in this Plan within six (6) months from the commencement of the leave of absence, a Termination Benefit based on the amounts credited to the Participant’s Deferred Compensation Accounts shall be paid to the Participant.

This Section 8.8 shall not apply with respect to any period during which a Participant is suffering from a Disability, and such period of Disability shall not be included under this Section 8.8 as a portion of a period of leave of absence.

8.9 Ineligible Participant. Notwithstanding any other provisions of this Plan to the contrary, if any Participant is determined not to be a “management or highly compensated employee” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (ERISA) or Regulations thereunder, such Participant will not be eligible to participate in this Plan and shall receive an immediate lump sum payment equal to the vested portion of the amounts standing credited to his Deferred Compensation Accounts. Upon such payment no Survivor Benefit or other benefit shall thereafter be payable under this Plan either to the Participant or any Beneficiary of the Participant, except as provided under Section 8.1.

Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be made in the event of his death prior to complete distribution to Participant of the benefits due him under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Administrative Committee during the Participant’s lifetime on a form prescribed by the Administrative Committee with written acknowledgment of receipt.

The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of Beneficiary or Beneficiaries other than the spouse.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant’s estate.

Section 9	Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be made in the event of his death prior to complete distribution to Participant of the benefits due him under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Administrative Committee during the Participant’s lifetime on a form prescribed by the Administrative Committee with written acknowledgment of receipt.

The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of Beneficiary or Beneficiaries other than the spouse.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant’s estate.

Section 10        Discontinuation, Termination, Amendment.

10.1 Employer’s Right to Discontinue Offering Units. The Chairman of the Board may at any time discontinue offerings of additional Units of Participation with respect to any or all future Plan Years. Any such discontinuance shall have no affect upon the deferrals or benefits or the terms or provisions of this Plan as applicable to any then previously existing Units of Participation.

10.2 Employer’s Right to Terminate Plan. The Board may at any time terminate the Plan. Termination of the Plan shall mean that (1) there shall be no further offerings of additional Units of Participation with respect to any future Plan Year; (2) Base Salary shall prospectively cease to be deferred with respect to all Units of Participation for the then Plan Year and thereafter; and (3) all then currently existing Units of Participation shall be treated as follows:

The Participant’s Deferred Compensation Accounts shall be 100% vested. The Participant shall receive or continue to receive all benefits under this Plan at such time as provided in and pursuant to the terms and conditions of his Agreement(s) and as described in this Plan, provided however, any benefits payable under a Unit of Participation that is not completed due to a termination of the Plan under this Section 10.2 shall be prorated based upon the number of months Participant made deferrals with respect to such Unit of Participation divided by the Unit Deferral Period for that Unit of Participation.

10.3 Amendment. The Board may at any time amend the Plan in whole or in part, provided however, that no amendment, including an amendment to this Section 10, shall be effective, without the written consent of a Participant, to alter, to the detriment of such Participant, the benefits described in this Plan as applicable to a Unit of Participation of the Participant or to decrease amounts standing credited to such Participant’s Deferred Compensation Accounts under the Plan. For purposes of this Section 10.3, an alteration to the detriment of a Participant shall mean a reduction in the period of time over which benefits are payable under a Participant’s Agreement, subject however to the proration provisions of Section 10.2 hereof, or any change in the form of benefits payable to a Participant under the Participant’s Agreement. Written notice of any amendment shall be given to each Participant.

Section 11        Miscellaneous.

11.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by Employer (“Policies”). Any such Policies or other assets of Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of the Employer’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of Employer to pay money in the future.

11.2 Trust Fund. The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

11.3 Obligations to Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, the Employer may offset against the amount of benefits otherwise distributable any claim to reimbursement for intentional wrongdoing by the Participant against the Employer or an affiliate. Such determination shall be made by the Administrative Committee.

11.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

11.5 Employment Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Employer or to serve as a director.

11.6 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses so to cooperate, the Employer shall have no further obligation to the Participant under the Plan. If a Participant commits suicide during the two-year period beginning on the Unit Start Date for a given Unit of Participation or if the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits will be payable with respect to that Unit of Participation to such Participant or his Beneficiary, or in the Employer’s sole discretion, benefits may be payable in a reduced amount.

11.7 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.8 Waiver of Benefits. No benefit shall be payable under the provisions of this Plan with respect to any Participant who is or was a member of a group of employees designated by an Employer as eligible to waive such benefit if such Participant has waived such benefit under this Plan unless the Employer by which such Participant is or was last employed has authorized the revocation of such waiver and such Participant has revoked such waiver.

11.9 Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning of construction of any of its provisions.

11.10 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Missouri.

11.11 Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

11.12 Notice. Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Employer, directed to the attention of the Vice President-Human Resources of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

11.13 Successors and Assigns. This Plan shall be binding upon the Company and its successors and assigns.

SBC COMMUNICATIONS INC.
SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN OF 1988 AGREEMENT
19___ UNIT OF PARTICIPATION

THIS AGREEMENT is made and entered into at St. Louis, Missouri as of the _____ day of ___________________________, 19___, by and between SBC Communications Inc. (“Company”), and (“Senior Manager”).

WHEREAS, the Company has adopted a Senior Management Deferred Compensation Plan of 1988 (the “Plan”); and

WHEREAS, The Senior Manager has been determined to be eligible to participate in the Plan; and

WHEREAS, the Plan requires that an agreement be entered into between the Company and the Senior Manager setting out certain terms and benefits of the Plan as they apply to the Senior Manager;

NOW, THEREFORE, the Company and the Senior Manager hereby agree as follows:

1. The Plan is hereby incorporated into and made a part of this Agreement, as though set forth in full herein. The parties shall be bound by, and have the benefit of, each and every provision of the Plan, including without limitation the restrictions on assignability set forth in the Plan.

2. The Senior Manager was born on ______________________.

3. The Senior Manager's basic allotment percentage in the SBC Communications Inc. Savings Plan for Salaried Employees (“Savings Plan”) is _____ percent (___%). Any subsequent change in this level of participation by the Senior Manager before this Unit of Participation is completed will void this Agreement and require that a new Agreement be entered into between the Employer and the Senior Manager.

4. The Senior Manager’s Base Salary during a calendar year shall be reduced in accordance with Exhibit A attached to this Agreement.

5. The Senior Manager’s Projected Employer Contribution associated with this Unit of Participation is set forth in Exhibit A attached to this Agreement. There shall be no duplication of Employer matching contributions, i.e., it is understood that any Employer matching contributions corresponding to Senior Manager deferrals under this Unit of Participation that are contributed to the Plan will preclude Employer matching contributions to the Savings Plan with respect to such Senior Manager deferrals, and vice versa.

6. The amount per month of Pre-Retirement Survivor Benefit in accordance with Section 6.6(a) of the Plan is the greater of (i) $____________, or (ii) the balance in the Deferred Compensation Account (excluding Short Term Incentive Awards deferred and interest earned on such awards) divided by the number of months payments are to be made, plus interest; such amounts shall be payable for the greater of ten (10) years or the number of years from the date of Participant's death until he would have been age 65.

7. The payment option for Participant’s 19___ Unit of Participation shall be the Retirement Benefit Option in accordance with Section 6.

This payment option will also apply to payout of any Short Term Incentive Awards deferred and interest earned on such awards. Such payout is not considered part of the Standard Retirement Benefit.

RETIREMENT BENEFIT OPTION

(Paragraphs 8 and 9 apply to benefits paid pursuant to the Retirement Benefit Option.)

8. Upon Normal or Early Retirement, the Participant hereby elects: (please initial (a) or (b))

(a) _______ To receive a Standard Retirement Benefit, payable for a period of one hundred eighty (180) months.

(b) _______ To receive an Alternative Retirement Benefit to be paid in accordance with one of the following payment modes: (please initial one of the following)

(i) ______ In a lump sum payment.

(ii) ______ In equal monthly installments for a period of sixty (60) months.

(iii) ______ In equal monthly installments for a period of one hundred twenty (120) months.

9. The Participant hereby elects to receive any Early Retirement Benefit as follows (please initial (a) or (b)):

(a) _______ Commencing at age 65.

(b) _______ Commencing at Early Retirement.

10. Intentionally Omitted

11. Intentionally Omitted

12. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, and the Senior Manager and his Beneficiaries.

IN WITNESS WHEREOF, the parties hereto have signed and entered into this Agreement on and as of the date first above written.

THE COMPANY:	By ______________________________________ Its Senior Vice President-Human Resources

SENIOR MANAGER	_________________________ ____________ Signature Date

Exhibit A

SBC COMMUNICATIONS INC.
SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN AGREEMENT

19__ Unit of Participation

Unit Start Date: _____________, 19____
Unit Deferral Period: 48 Months

Annual Amount
Year	Deferred
1.	Unit Start Date:
19__ (commencing the first day of the month of January)	$_____________(1)
2.	19__	_____________(1)
3.	19__	_____________(1)
4.	19__ (ending the last day of the month of December)	_____________(1)

Total Unit Deferral Amount	$ _____________

Projected Employer Contribution associated with this Unit of Participation	$ _____________

Monthly Pre-Retirement Survivor Benefit associated with this Unit of Participation	$ _____________

________________________________________________________________________

(1) This amount will be deferred in equal amounts on a monthly basis.